Exhibit 10.1

TERM SHEET

Issue:	VIVA INDUSTRIES INC. (“VIVA”) and RAINMAKER WORLDWIDE INC. (“RAKR”), herein after referred to as the “BUYERS”. The BUYERS offer the following in exchange for 100% of the common stock of MIRANDA ENVIRONMENTAL AND WATER TREATMENT TECHNOLOGIES, ENERGY, NATURAL RESOURCES, ENGINEERING, CONSULTING, CONSTRUCTION AND COMMERCE INC. (“MIRANDA”).

Shareholders of MIRANDA (the “SELLER”) hereby confirm unanimous support of the following terms.

The Aggregate Purchase Price for one hundred percent (100%) of the common stock equates to a valuation of Five Million USD, ($5 Million USD). The form and terms of payment shall be as follows:

●	$1 Million USO payable simultaneously with the execution of the Definitive Purchase and Shareholders Agreement (“Close Date”) preferably on June 30, 2023 but no later than July 31st, 2023,

●	$1 Million USD of Preferred A Shares in MIRANDA that have a fixed dividend of 12% paid annually in Preferential A stock to be authorized upon execution of the Definitive Agreement. MIRANDA has the option to purchase these shares at the par value for cancellation up until the 18- month anniversary of the Close Date.

●	$1 Million USD of Preferred B Shares in MIRANDA stock to be authorized upon execution of the Definitive Agreement. After 18-months from the anniversary of the close date up until the 24-month of the Close Date this stock has the option to be converted to 20% of the common stock at that time. MIRANDA has the option to purchase these shares at the par value for cancellation up until the 18-month anniversary of the Close Date.

●	$2 Million USD of RAKR common stock represented by 40 million shares. Also completed upon execution of the Definitive Purchase Agreement.

Voting Rights:	The holders of the Preferred A & B Shares shall have the right to vote with the Common Stock shareholders.

Automatic Buyback:	The Preferred A Shares shall be automatically purchased by the BUYERS if still owned by the SELLER on the 18-month anniversary of the Close Date for $1 Million USD.

The Preferred B Shares shall be automatically purchased by the BUYERS if still owned by the SELLER on the 24-month anniversary of the Close Date for $1 Million USD plus 12% Annual Interest.

Information Rights:	All PARTIES signatory to this Agreement shall have rights to receive monthly Actual vs Planned Financials of MIRANDA. The PARTIES have agreed to establish a non-authoritative Joint Advisory Committee that will oversee the operations of MIRANDA prior to the Close Date. This Committee will consist of Bulent Hatay, Michael Skinner and Michael O’Connor. Mete Ozsoy, Ben Kaczmarek, John Gillis and Ryan Moore will have the option to attend as alternatives or guests.

Assignability:	The BUYERs have the right to transfer the rights and responsibilities contained within this agreement collectively from Viva and RAKR to a joint Company of their desire prior to Close Date.

Board of Directors:

The Board will consist of [5] members following the execution of Definitive Purchase Agreement. Three members will be appointed by the BUYERS, one member by the SELLER, and sn independent Turkish citizen to be approved by all PARTIES.

Expenses:	All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the PARTY incurring such expenses.

Definitive Purchase & Due Diligence:	The purchase of the common stock will be made pursuant to negotiation of a Definitive Purchase Agreement. The Definitive Purchase Agreement will contain customary Representations and Warranties related to the transaction. Any further Due Diligence activities will be conducted simultaneously with the development of the Definitive Purchase Agreement.

Closing:	The BUYERS and SELLER commit to use their best efforts to close the transaction as quickly as reasonably possible.

This Term Sheet merely constitutes a statement of the present material intentions of the PARTIES, by which the PARTIES intend to be legally bound. No oral modifications to this principle shall be valid. This Term Sheet is governed by the Laws of Ontario.

This proposal remains open until 28 April, 2023, at which point it will be deemed to have been withdrawn.

RAINMAKER WORLDWIDE INC.

MIRANDA ENVIRONMENTAL AND WATER

TREATMENT TECHNOLOGIES, ENERGY,

NATURAL RESOURCES, ENGINEERING,

CONSULTING, CONSTRUCTION AND COMMERCE INC.

VIVA INDUSTRIES INC.

Date: April 24, 2023